Earnings Release February 21, 2017
Holly Energy Partners, L.P. Reports Fourth Quarter Results
Dallas, Texas -- Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE:HEP) today reported financial results for the fourth quarter of 2016. Net income attributable to Holly Energy Partners for the fourth quarter was $41.4 million ($0.40 per basic and diluted limited partner unit) compared to $40.5 million ($0.49 per basic and diluted limited partner unit) for the fourth quarter of 2015.
Distributable cash flow was $58.5 million, an increase of $4.9 million, or 9.2% compared to the fourth quarter of 2015. HEP announced its 49th consecutive distribution increase on January 26, 2017, raising the quarterly distribution from $0.595 to $0.6075 per unit, representing a 7.5% increase over the distribution for the fourth quarter of 2015. This distribution represents an acceleration in year over year distribution growth and progress towards HEP's 8% distribution growth rate target.
This increase in earnings is primarily due to newly acquired Woods Cross refinery processing units as well as recent acquisitions including interests in the Osage and Cheyenne pipelines and the Tulsa crude tanks acquired in the first quarter of 2016, offset by higher interest expense associated with our 6% Senior Notes due 2024, which we issued in July 2016 in anticipation of our Woods Cross processing units acquisition.
Commenting on the fourth quarter of 2016, George Damiris, Chief Executive Officer, stated, “We are pleased with our solid financial performance in the fourth quarter. Our strong and stable cash generation allowed us to accelerate our year over year distribution growth and progress towards our 8% distribution growth target as we maintained our record of continuous quarterly distribution increases. Effective as of October 1, 2016, we successfully completed our acquisition of an atmospheric distillation tower, a fluid catalytic cracking unit, and a polymerization unit located at the HollyFrontier Woods Cross refinery, and these units were accretive to distributable cash flow in the quarter. We will continue to leverage our relationship with HollyFrontier and our Mid-Continent, Northwest and Southwest logistics footprint to generate new organic and external growth opportunities.
"Looking forward, we believe HEP is positioned to continue its growth based on the quality and location of our assets, our talented employee base, and our strong and supportive general partner, HollyFrontier."
Fourth Quarter 2016 Revenue Highlights
Revenues for the quarter were $112.5 million, an increase of $15.3 million compared to the fourth quarter of 2015. The revenue increase was mainly due to our newly acquired Woods Cross refinery processing units, the El Dorado refinery processing units acquired in the fourth quarter of 2015, and the Tulsa crude tanks acquired in the 1st quarter of 2016 offset by lower pipeline revenues. Overall pipeline volumes were down 5% compared to the fourth quarter of 2015.

•
Revenues from our refined product pipelines were $34.1 million, a decrease of $1.4 million, due to lower volumes and inflation driven tariff rate decreases. Shipments averaged 204.0 thousand barrels per day (“mbpd”) compared to 209.9 mbpd for the fourth quarter of 2015 mainly due to lower volumes from HFC's Navajo refinery.

•
Revenues from our intermediate pipelines were $6.2 million, a decrease of $1.2 million, primarily due to lower volumes, inflation driven tariff rate decreases, and a decrease of $0.3 million in previously deferred revenue realized. Shipments averaged 134.5 mbpd compared to 139.8 mbpd for the fourth quarter of 2015 due to lower volumes from pipelines servicing HFC's Navajo refinery.

•
Revenues from our crude pipelines were $17.2 million, a decrease of $0.4 million, on shipments averaging 272.0 mbpd compared to 289.5 mbpd for the fourth quarter of 2015. Revenues decreased mainly due to inflation driven tariff decreases as we continued to recognize revenue on minimum volume commitments. Volumes were lower due to lower throughput at HFC's Navajo refinery.

•
Revenues from terminal, tankage and loading rack fees were $34.8 million, an increase of $1.1 million compared to the fourth quarter of 2015. The increase in revenue is mainly due to the Tulsa West tanks acquired in the first quarter of 2016. Refined products and crude terminalled in our facilities increased to an average of 509.0 mbpd compared to 480.0 mbpd for the fourth quarter of 2015.

•
Revenues from refinery processing units were $20.2 million, an increase of $17.2 million on throughputs averaging 67.7 mbpd compared to 26.9 mbpd for the fourth quarter of 2015. This increase in revenue is due to the Woods Cross refinery processing units acquired in the fourth quarter of 2016 and the El Dorado refinery processing units acquired during the fourth quarter of 2015.

Revenues for the three months ended December 31, 2016, include the recognition of $2.7 million of prior shortfalls billed to shippers in 2015 and 2016, as they did not meet their minimum volume commitments within the contractual make-up period. As of December 31, 2016, deferred revenue on our consolidated balance sheet related to shortfalls billed was $5.6 million. Such deferred revenue will be recognized in earnings either as (a) payment for shipments in excess of guaranteed levels, if and to the extent the pipeline system will have the necessary capacity for shipments in excess of guaranteed levels, or (b) when shipping rights expire unused over the contractual make-up period.
Year Ended December 31, 2016 Revenue Highlights
Revenues for the year ended December 31, 2016, were $402.0 million, a $43.2 million increase compared to the year ended December 31, 2015. The revenue increase was primarily due to our newly acquired Woods Cross processing units, the El Dorado processing units acquired in the fourth quarter of 2015, higher UNEV pipeline revenues, and revenues from the Tulsa crude tanks acquired in the first quarter of 2016.

•
Revenues from our refined product pipelines were $135.3 million, an increase of $3.0 million, primarily due to increased revenue from the UNEV pipeline of $4.0 million offset by inflation driven tariff rate decreases. Shipments averaged 204.0 mbpd compared to 197.6 mbpd for the year ended December 31, 2015, largely due to higher volumes on our UNEV pipeline.

•
Revenues from our intermediate pipelines were $27.0 million, a decrease of $1.9 million, on shipments averaging 137.4 mbpd compared to 142.5 mbpd for the year ended December 31, 2015. The decrease in revenue is due to lower volumes from pipelines servicing HFC's Navajo refinery and a $0.7 million decrease in previously deferred revenue realized.

•
Revenues from our crude pipelines were $70.3 million, an increase of $3.3 million, on shipments averaging 277.2 mbpd compared to 291.5 mbpd for the year ended December 31, 2015. Revenues increased due to an increase in deferred revenue recognized and to a surcharge on our Beeson expansion. Volumes were lower due to lower throughput at HFC's Navajo refinery.

•
Revenues from terminal, tankage and loading rack fees were $136.4 million, an increase of $8.8 million compared to the year ended December 31, 2015. This increase is due principally to increased revenues from the El Dorado tanks and the newly acquired Tulsa crude tanks. Refined products and crude terminalled in our facilities increased to an average of 485.8 mbpd compared to 469.7 mbpd for the year ended December 31, 2015, largely due to the inclusion of volumes from our Tulsa crude tanks acquired in the first quarter of 2016 and our El Dorado crude tanks acquired late in the first quarter of 2015 offset by the transfer of the El Paso terminal to HFC in the first quarter of 2016.

•
Revenues from refinery processing units were $33.0 million, an increase of $30.1 million on throughputs averaging 51.8 mbpd compared to 6.8 mbpd for 2015. This increase in revenue is due to the Woods Cross refinery processing units acquired in the fourth quarter of 2016 and an increase in revenue from the El Dorado refinery units acquired late in 2015.

Revenues for the year ended December 31, 2016, include the recognition of $10.0 million of prior shortfalls billed to shippers in 2015 and 2016.
Operating Costs and Expenses Highlights
Operating costs and expenses were $58.0 million and $206.9 million for the three months and year ended December 31, 2016, respectively, representing increases of $11.7 million and $25.5 million over the respective periods of 2015. The increase is mainly due to operating costs for the Woods Cross and El Dorado refinery processing units.
We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at: https://event.webcasts.com/starthere.jsp?ei=1131681.
An audio archive of this webcast will be available using the above noted link through March 9, 2017.

About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. The Partnership, through its subsidiaries and joint ventures, owns and/or operates petroleum product and crude gathering pipelines, tankage and terminals in Texas, New Mexico, Arizona, Washington, Idaho, Oklahoma, Utah, Nevada, Wyoming and Kansas as well as refinery processing units in Utah and Kansas.
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels-per-stream-day (“bpsd”) refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming, and a 45,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. Additionally, HollyFrontier owns Petro-Canada Lubricants Inc. whose Mississauga, Ontario facility produces 15,600 BPD of base oils and other specialized lubricant products. A subsidiary of HollyFrontier also owns a 37% interest (including the general partner interest) in Holly Energy Partners, L.P.
The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors including, but not limited to:

•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored and throughput in our terminals;

•	the economic viability of HollyFrontier Corporation, Alon USA, Inc. and our other customers;

•	the demand for refined petroleum products in markets we serve;

•	our ability to purchase and integrate future acquired operations;

•	our ability to complete previously announced or contemplated acquisitions;

•	the availability and cost of additional debt and equity financing;

•	the possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	the effects of current and future government regulations and policies;

•	our operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist attacks and the consequences of any such attacks;

•	general economic conditions; and

•	other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)

Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three months and years ended December 31, 2016 and 2015.

	Three Months Ended December 31,		Change from
	2016	2015 (5)	2015
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$19,301	$20,563	$(1,262)
Affiliates – intermediate pipelines	6,175	7,420	(1,245)
Affiliates – crude pipelines	17,235	17,605	(370)
	42,711	45,588	(2,877)
Third parties – refined product pipelines	14,819	14,991	(172)
	57,530	60,579	(3,049)
Terminals, tanks and loading racks:
Affiliates	30,808	29,401	1,407
Third parties	4,014	4,308	(294)
	34,822	33,709	1,113
Affiliates – refinery processing units	20,174	2,963	17,211
Total revenues	112,526	97,251	15,275

Operating costs and expenses:
Operations (exclusive of depreciation and amortization)	34,818	26,516	8,302
Depreciation and amortization	19,245	16,886	2,359
General and administrative	3,914	2,897	1,017
	57,977	46,299	11,678
Operating income	54,549	50,952	3,597

Equity in earnings of equity method investments	4,058	2,169	1,889
Interest expense, including amortization	(16,294)	(10,107)	(6,187)
Interest income	108	142	(34)
Gain (loss) on sale of assets and other income	574	80	494
	(11,554)	(7,716)	(3,838)
Income before income taxes	42,995	43,236	(241)
State income tax (expense) benefit	(76)	(123)	47
Net income	42,919	43,113	(194)
Add net loss applicable to predecessor	—	676	(676)
Allocation of net income attributable to noncontrolling interests	(1,558)	(3,269)	1,711
Net income attributable to Holly Energy Partners	41,361	40,520	841
General partner interest in net income, including incentive distributions(1)	(17,172)	(11,502)	5,670
Limited partners’ interest in net income	$24,189	$29,018	$(4,829)
Limited partners’ earnings per unit – basic and diluted:(1)	$0.40	$0.49	$(0.09)
Weighted average limited partners’ units outstanding	62,781	58,657	4,124
EBITDA(2)	$76,868	$67,376	$9,492
Distributable cash flow(3)	$58,479	$53,551	$4,928

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	126,594	131,472	(4,878)
Affiliates – intermediate pipelines	134,509	139,847	(5,338)
Affiliates – crude pipelines	271,962	289,513	(17,551)
	533,065	560,832	(27,767)
Third parties – refined product pipelines	77,410	78,422	(1,012)
	610,475	639,254	(28,779)
Terminals and loading racks:
Affiliates	440,569	397,473	43,096
Third parties	68,437	82,533	(14,096)
	509,006	480,006	29,000
Affiliates – refinery processing units	67,725	26,875	40,850
Total for pipelines and terminal assets (bpd)	1,187,206	1,146,135	41,071

	Years Ended December 31,		Change from
	2016	2015 (5)	2015
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$83,102	$81,294	$1,808
Affiliates – intermediate pipelines	26,996	28,943	(1,947)
Affiliates – crude pipelines	70,341	67,088	3,253
	180,439	177,325	3,114
Third parties – refined product pipelines	52,195	51,022	1,173
	232,634	228,347	4,287
Terminals, tanks and loading racks:
Affiliates	119,633	111,933	7,700
Third parties	16,732	15,632	1,100
	136,365	127,565	8,800
Affiliates – refinery processing units	33,044	2,963	30,081
Total revenues	402,043	358,875	43,168

Operating costs and expenses:
Operations (exclusive of depreciation and amortization)	123,986	105,556	18,430
Depreciation and amortization	70,428	63,306	7,122
General and administrative	12,532	12,556	(24)
	206,946	181,418	25,528
Operating income	195,097	177,457	17,640

Equity in earnings of equity method investments	14,213	4,803	9,410
Interest expense, including amortization	(52,552)	(37,418)	(15,134)
Interest income	440	526	(86)
Gain on sale of assets and other income	677	486	191
	(37,222)	(31,603)	(5,619)
Income before income taxes	157,875	145,854	12,021
State income tax expense	(285)	(228)	(57)
Net income	157,590	145,626	11,964
Add net loss applicable to predecessor	10,657	2,702	7,955
Allocation of net income attributable to noncontrolling interests	(10,006)	(11,120)	1,114
Net income attributable to Holly Energy Partners	158,241	137,208	21,033
General partner interest in net income, including incentive distributions(1)	(57,173)	(42,337)	(14,836)
Limited partners’ interest in net income	$101,068	$94,871	$6,197
Limited partners’ earnings per unit – basic and diluted:(1)	$1.69	$1.60	$0.09
Weighted average limited partners’ units outstanding	59,872	58,657	1,215
EBITDA(2)	$277,545	$237,180	$40,365
Distributable cash flow(3)	$218,810	$197,046	$21,764

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	128,140	124,061	4,079
Affiliates – intermediate pipelines	137,381	142,475	(5,094)
Affiliates – crude pipelines	277,241	291,491	(14,250)
	542,762	558,027	(15,265)
Third parties – refined product pipelines	75,909	73,555	2,354
	618,671	631,582	(12,911)
Terminals and loading racks:
Affiliates	413,487	391,292	22,195
Third parties	72,342	78,403	(6,061)
	485,829	469,695	16,134
Affiliates – refinery processing units	51,778	6,774	45,004
Total for pipelines and terminal assets (bpd)	1,156,278	1,108,051	48,227

(1)
Net income attributable to Holly Energy Partners is allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. HEP net income allocated to the general partner includes incentive distributions that are declared subsequent to quarter end. General partner incentive distributions were $15.6 million and $10.9 million for the three months ended December 31, 2016 and 2015, respectively, and $54.0 million and $40.4 million for the years ended December 31, 2016 and 2015, respectively.

(2)
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income attributable to Holly Energy Partners plus (i) interest expense and loss on early extinguishment of debt, net of interest income, (ii) state income tax and (iii) depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles (“GAAP”). However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA is also used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA.

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015 (5)	2016	2015 (5)
	(In thousands)
Net income attributable to Holly Energy Partners	$41,361	$40,520	$158,241	$137,208
Add (subtract):
Interest expense	15,399	9,604	49,306	35,490
Interest income	(108)	(142)	(440)	(526)
Amortization of discount and deferred debt charges	895	503	3,246	1,928
State income tax	76	123	285	228
Depreciation and amortization	19,245	16,886	70,428	63,306
Predecessor depreciation and amortization	—	(118)	(3,521)	(454)
EBITDA	$76,868	$67,376	$277,545	$237,180

(3)
Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts presented in our consolidated financial statements, with the general exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It is also used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015 (5)	2016	2015 (5)
	(In thousands)
Net income attributable to Holly Energy Partners	$41,361	$40,520	$158,241	$137,208
Add (subtract):
Depreciation and amortization	19,245	16,886	70,428	63,306
Amortization of discount and deferred debt charges	895	503	3,246	1,928
Loss on early extinguishment of debt	—	—	—	—
Increase (decrease) in deferred revenue attributable to shortfall billings	(1,113)	(190)	(1,292)	(1,233)
Maintenance capital expenditures*	(1,861)	(3,286)	(9,658)	(8,926)
Increase (decrease) in environmental liability	135	(1,837)	(584)	1,107
Increase (decrease) in reimbursable deferred revenue	(827)	(495)	(2,733)	176
Other non-cash adjustments	644	1,568	4,683	3,934
Predecessor depreciation and amortization	$—	$(118)	$(3,521)	$(454)
Distributable cash flow	$58,479	$53,551	$218,810	$197,046

*
Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, safety and to address environmental regulations.

	December 31,	December 31,
	2016	2015(5)
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$3,657	$15,013
Working capital (deficit)	$(7,782)	$12,218
Total assets	$1,884,237	$1,777,646
Long-term debt	$1,243,912	$1,008,752
Partners' equity(4)	$378,234	$531,793

(4)
As a master limited partnership, we distribute our available cash, which historically has exceeded our net income attributable to HEP because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in partners’ equity since our regular quarterly distributions have exceeded our quarterly net income attributable to HEP. Additionally, if the assets contributed and acquired from HFC while we were a consolidated variable interest entity of HFC had been acquired from third parties, our acquisition cost in excess of HFC’s basis in the transferred assets would have been recorded in our financial statements as increases to our properties and equipment and intangible assets at the time of acquisition instead of decreases to partners’ equity.

(5)
We have retrospectively adjusted our historical financial results for all periods to include the atmospheric distillation tower, fluid catalytic cracking unit, and polymerization unit located at HFC’s Woods Cross Refinery and crude oil tanks located at HFC’s Tulsa refinery for the periods we were under common control of HFC. The 2015 Balance Sheet presentation was revised to reflect increases of $243.2 million in properties and equipment, net, $0.1 million in other long-term liabilities and $243.1 million in general partner interest. The 2015 Income Statement presentation was revised to include increases of $2.2 million in operating expenses and $0.5 million in depreciation and amortization.

FOR FURTHER INFORMATION, Contact:
Richard L. Voliva III, Vice President and
Chief Financial Officer
Julia Heidenreich, Vice President, Investor Relations
Craig Biery, Investor Relations
Holly Energy Partners, L.P.
214/954-6511